Exhibit 99.1

The One Group Hospitality, Inc. Announces the Closing of New Credit Facility

Estimated Interest Expense Savings to Exceed $0.4 Million Annually.

Estimated Reduction in Annual Loan Repayments to Exceed $2.0 Million Annually.

New York, NY – May 16, 2019 – The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS) announced the successful closing of a new credit facility on May 15, 2019 that includes a $10.0 million term loan and a new $10.0 million revolving credit facility. The new credit facility bears an interest rate of LIBOR plus a margin that can fluctuate between 2.75% and 3.50% (based on a consolidated rent-adjusted leverage ratio). The proceeds from the new credit facility will be used to retire the Company’s existing debt, to pay transaction costs associated with the refinancing, and for general corporate purposes. Upon the completion of the refinancing, the Company will have approximately $11.7 million of total debt outstanding.

Based on current market conditions, the refinancing represents a 240 to 290 basis point reduction in the Company's borrowing costs and is expected to reduce annual interest expense by approximately $0.4 to $0.5 million per year. The Company expects the reduction in annual loan repayments to be in excess of $2.0 million annually. The reduction in loan repayments is based on a 7.5% annual amortization of the term loan over a five-year period with the remainder to be paid at the end of the fifth year.

Emanuel “Manny” Hilario, President and CEO of The ONE Group stated, "As a result of our strong financial performance, we are thrilled to have a new credit facility which allows us to strengthen our capital structure. This refinancing will help to reduce our interest expense and provides us with greater flexibility to execute on the whitespace opportunity ahead."

Bank of America acted as the sole lender of the new credit facility.

About The ONE Group

The ONE Group (NASDAQ: STKS) is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brand is STK, a modern twist on the American steakhouse concept with locations in major metropolitan cities in the U.S., Europe and the Middle East. ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages and operates premier restaurants and turn-key food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com

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Michelle Michalski, (646) 277-1224